                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Sybase, Inc. of our report dated January 21, 1999, included in the 1998 Annual Report to Stockholders of Sybase, Inc.

Our audits also included the financial statement schedule of Sybase, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Forms S-8) and related Prospectuses pertaining to the 1996 Stock Plan, the 1988 Stock Option Plan, the 1992 Director Stock Option Plan, the 1991 Employee Stock Purchase Plan, the 1991 Foreign Subsidiary Employee Stock Purchase Plan, the Powersoft Corporation 1984 Incentive Stock Option Plan, the Powersoft Corporation 1994 Amended and Restated Incentive and Non-Qualified Stock Option Plan, the Letter Agreement between Powersoft Corporation and William P. Miller dated April 5, 1991, the Complex Architectures, Inc. Stock Option Plan and the Letter Agreement dated February 25, 1994 between Complex Architectures, Inc. and Frank A. Sola, and the Expressway Technologies 1987 Stock Option Plan, of our reports dated January 21, 1999, with respect to the consolidated financial statements and schedule of Sybase, Inc. included and incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998.


                                            /s/  ERNST & YOUNG LLP



Walnut Creek, California
March 25, 1999